SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to14a-12

SunOpta Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SunOpta Inc.

2838 Bovaird Drive West

Brampton, Ontario, Canada L7A 0H2

T:(905) 455-1990  F:(905) 455-2529

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD THURSDAY, SEPTEMBER 25, 2008

To the holders of the Common Shares of SunOpta Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of SUNOPTA INC. (the "Company") will be held on Thursday, September 25, 2008 at 4:00 p.m. local time, at 2838 Bovaird Drive West, Brampton, Ontario, Canada L7A 0H2 or can be accessed via teleconference at 416-642-5212 or Toll free at 1-866-321-6651, Participant Passcode #4779477  for the following purposes:

to elect eight Directors;

to ratify the selection of PricewaterhouseCoopers LLP as the independent auditor of the Company; and

to consider and take action upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

This Notice is accompanied by a Proxy Statement, the Annual Report of the Company which includes the Audited Consolidated Financial Statements for the year ended December 31, 2007, a Return Card for shareholders to request continued information and an envelope to return the Proxy and Return Card.

All shareholders are cordially invited to attend the meeting.

DATED this 22nd day of August, 2008

By Order of the Board of Directors

Jeremy N. Kendall

Chairman

In order to be represented by proxy at the Annual Meeting, you must complete and submit the enclosed Form of Proxy or other appropriate Form of Proxy.

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SUNOPTA INC.

2838 Bovaird Drive West

Brampton, Ontario, Canada

L7A 0H2

_________________________________________

PROXY STATEMENT

SOLICITATION AND REVOCATION OF PROXIES

THIS PROXY STATEMENT (“Proxy Statement”) IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE MANAGEMENT OF SUNOPTA INC. ("the Company") OF PROXIES FOR USE at the Annual Meeting (“the Meeting”) of Shareholders to be held on Thursday, September 25, 2008 at 4:00 p.m. local time, at 2838 Bovaird Drive West, Brampton, Ontario, Canada L7A 0H2 or can be accessed via teleconference at 416-642-5212 or Toll free at 1-866-321-6651, Participant Passcode #4779477 , and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

The Company expects to mail this Proxy Statement and the accompanying form of proxy on or about August 22, 2008.

Any shareholder giving a proxy may revoke it at any time before it is exercised.  A proxy given pursuant to this solicitation may be revoked by instrument in writing executed by the shareholder or his or her attorney duly authorized in writing and deposited either at the corporate office of the Company at 2838 Bovaird Drive West, Brampton, Ontario, Canada L7A 0H2, at any time prior to the date of the meeting at which the proxy is to be used, or by delivering it prior to a vote to the Chairman of the meeting on the day of the meeting or any adjournment thereof.

The persons named in the form of Proxy are Directors and Officers of the Company and will vote the shares in respect of which they are appointed Proxy holders in accordance with the directions of the shareholder appointing them. IN THE ABSENCE OF SUCH DIRECTION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS AS THE INDEPENDENT AUDITOR OF THE COMPANY.

The enclosed form of Proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting, or other matters, which may properly come before the Meeting.  At the time of printing this Proxy Statement, the management of the Company knows of no such amendments, variations or other matters to come before the Meeting.

The Proxy Statement and Annual Report on Form 10-K are also available on our website at www.sunopta.com, Investor Relations, SEC Filings and the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov. We will request fiduciaries, custodians, brokerage houses and similar parties to forward copies of proxy materials to beneficial owners of the Company’s stock, and we will reimburse these parties for their reasonable and customary charges for expenses of distribution.

The Company will bear the cost of preparing, assembling and mailing all proxy materials that may be sent to the Shareholders in connection with this solicitation.  In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies without additional compensation, by telephone, fax or e-mail.  The Company does not expect to pay any additional compensation for the solicitation of proxies.

The Annual Report of the Company, which contains the Audited Consolidated Financial Statements for the fiscal year ended December 31, 2007, accompanies this Proxy Statement.

Unless otherwise indicated, all dollar amounts herein are expressed in U.S. dollars.

Record Date and Share Ownership

The Board of Directors has fixed August 15, 2008 as the record date for determining shareholders entitled to Notice of the Meeting.

Shareholders of Common Shares of record on August 15, 2008 are entitled to one vote for each share registered in the name of the shareholder on each matter properly brought before the Meeting.  As of August 15, 2008 there were 64,297,219 common shares issued and outstanding.

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SECURITY OWNERSHIP OF CERTAIN OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning share ownership of all persons as known by the Company to own beneficially 5% or more of the Company’s outstanding Common Shares and all directors and officers of the Company as a group as of August 15, 2008:

Name and Address of Holder	Class of Share	Amount of Ownership	Percent Ownership (1)
Sustainable Assets Management AG Seefeldstrasse 215 CH 8008, Zurich	Common	5,042,872	7.84%
Franklin Advisers, Inc. One Franklin Parkway San Mateo, California 94403	Common	4,131,675	6.43%
All Directors, Nominees and Executive Officers as a group (thirteen)	Common	1,563,037	2.4%

(1)	Percentage ownership is calculated based on total Common Shares outstanding at August 15, 2008 of 64,297,219. This total does not include warrants or options that have vested or have not yet vested.

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Directors, Nominees and Executive Officers:	Class of Shares	Number of Shares Beneficially Owned/Number of Vested Options (2) (3)	Total	Percentage Ownership (1)
Jeremy Kendall	Common	479,962 / 62,000	541,962	*
Steven Bromley (3)	Common	94,173 / 142,000	236,173	*
Cyril A. Ing	Common	42,335 / 25,000	67,335	*
James Rifenbergh	Common	230,000 / 25,000	255,000	*
Allan Routh	Common	454,781 / 57,000	511,781	*
Katrina Houde	Common	22,000 / 25,000	47,000	*
Robert Fetherstonhaugh	Common	16,000 / 25,000	41,000	*
Steven Townsend	Common	16,000 /4,000	20,000	*
Joseph Riz	Common	36,100 /43,000	79,100	*
John Dietrich	Common	16,884 / 82,000	98,884	*
Arthur McEvily	Common	31,802 / 31,000	62,802	*
Douglas Greene	Common	123,000/0	123,000	*
Victor Hepburn	Common	0/0	0	*
All Directors, Nominees and Executive Officers as a group (thirteen)	Common	1,563,037 / 521,000	2,084,037	3.2%

(1)	Percentage ownership is calculated based on 64,297,219 total common shares outstanding at August 15, 2008 (* indicates less than 1%).
(2)	The exercise price of vested options range from $3.04 to $12.31.
(3)	The number includes vested options that will become exercisable within 60 days of August 15, 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the rules of the SEC require our directors, certain officers and beneficial owners of more than 10% of the outstanding common stock to file reports of their ownership and changes in ownership of common stock with the SEC. Company employees generally prepare these reports on behalf of our executive officers on the basis of information obtained from them and review the forms submitted to us by our non-employee directors and beneficial owners of more than 10% of the common stock. Based on such information, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by our directors, officers and beneficial owners of more than 10% of the common stock during or with respect to fiscal 2007 were filed on time.

PROPOSAL ONE - ELECTION OF DIRECTORS

Eight directors will be elected to serve until the next Annual Meeting or until their successors are elected.  There are no family relationships among the Directors.  The accompanying form of proxy will be voted for the election as Director of the nominees listed below, unless the proxy contains contrary instructions.  Each of the nominees has consented to be named herein and to serve as a Director.  Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve as a Director.  However, in the event that any of the nominees should become unable to serve as a Director, the persons named in the accompanying form of proxy reserve the right to vote for another person at their discretion. The Board of Directors of the Company has been established at a minimum of five and a maximum of fifteen and presently consists of nine directors with six directors standing for re-election.  Mr. Steven Townsend, Mr. James Rifenbergh and Mr. Joe Riz will not be standing for re-election. New director nominees standing for election are Mr. Victor Hepburn and Mr. Douglas Greene.

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RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR election of the nominees named in this proxy statement. If a quorum of shareholders is present at the annual meeting, the eight nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. If any of the nominees for director at the annual meeting becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.

The following table shows certain information as of August 15, 2008 with respect to the Company’s nominees as Directors:

Current Directors:	Age	Year First Elected Director	Position with Company
Jeremy Kendall	68	1978	Director and Chairman of the Board
Steven Bromley	49	2007	Director and Chief Executive Officer
Cyril Ing (2)(3)	75	1984	Director and Board Secretary
Allan Routh	57	1999	Director and President of the SunOpta Grains & Foods Group
Katrina Houde (1)	50	2000	Director
Robert Fetherstonhaugh (2)(3)	52	2001	Lead Director
New Directors:
Douglas Greene	58	n/a	n/a
Victor Hepburn	64	n/a	n/a

(1) Member of the Audit Committee
(2)  Member of the Corporate Governance Committee
(3)  Member of the Compensation Committee

Pursuant to the Audit Committee recommendations that were adopted by the Board of Directors, we are continuing to search for additional new independent directors. In hand with the intention to increase the composition of independent directors, Joe Riz, a non-independent director, will not stand for re-election at the 2008 Annual Meeting of the Shareholders, and Steve Bromley, a non-independent director, will not stand for re-election at the Annual Meeting of the Shareholders in 2009.  We are hopeful that we will be able to appoint additional independent directors to the board within the next few months, with those new directors serving until the 2009 shareholder meeting, at which point they would stand for election by the shareholders.

Jeremy Kendall has served as a Director of the Company since September 1978. In June 1983, he was elected Chairman of the Board and Chief Executive Officer of the Company and retired as Chief Executive Officer on February 1, 2007. He is also currently the Chairman of Opta Minerals Inc., a subsidiary of the Company listed on the TSX (TSX: OPM) which is approximately 66.6% owned by the Company, Chairman of SunOpta BioProcess Inc., Chairman of Jemtec Inc. (June 1991 to present) a distributor of electronic home incarceration equipment listed on the TSX Venture Exchange (the “TSXV”), and Easton Minerals Ltd. (January 1995 to present) a mineral exploration company which traded on the TSXV (currently delisted) and is approximately 32% owned by the Company. Mr. Kendall has served on the following Board of Directors: BI Inc. (September 1981 to November 2000), a producer of electronic home incarceration equipment listed on NASDAQ; Brigdon Resources Inc. (June 1993 to February 1999) an oil and gas exploration company; Redaurum Ltd. (June 1995 to March 2002), a mineral exploration company listed on the TSX; and Wisper Inc. (June 1995 to March 2002), a provider of wireless electronic equipment and services listed on the TSXV. He is also a Director of a number of private and charitable organizations.  Mr. Kendall will transition out of his role as chairman of the Board at the 2009 meeting of shareholders.

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Steven Bromley serves as President, Chief Executive Officer and a Director of SunOpta. Mr. Bromley joined SunOpta in June 2001 and has served in a number of key operating and financial roles since that time. Mr. Bromley served as Executive Vice President and Chief Financial Officer through September 2003 until his appointment as Chief Operating Officer. In addition to his role of Chief Operating Officer, Mr. Bromley was appointed President by the Board of Directors in January 2005 and subsequently as Director and Chief Executive Officer in February 2007. Prior to joining the Company, Mr. Bromley spent over 13 years in the Canadian dairy industry in a wide range of financial and operational roles with both Natrel Inc. and Ault Foods Limited. From 1977 to 1999 he served on the Board of Directors of Natrel Inc. Mr. Bromley is a Director of all of the Company’s subsidiaries, and in July 2004, Mr. Bromley was elected to the Board of Directors of Opta Minerals (TSX: OPM). Mr. Bromley was appointed to the Board of Directors of SunOpta on January 26, 2007. Mr. Bromley will transition out of his role as Chief Executive Officer by December 31, 2008 and will not stand for re-election to the Board of Directors when his term ends in 2009.

Cyril Ing is a retired Professional Engineer and was elected as a Director in January 1984. Mr. Ing became an employee of the Company in August 1985 and retired in 1990. He currently serves on the Corporate Governance and Compensation Committees. He was an independent consultant specializing in engineering projects involving the combustion of biomass from May of 1982 to August 1985. In the past 5 years, Mr. Ing has served on the following Boards of Directors: Jemtec Inc. (November 1999 to present) and Easton Minerals Ltd. (November 1999 to present).

Allan Routh was elected to the Board of Directors in September 1999. Mr. Routh is President of the Company’s Grains and Foods Group and prior to March 2003 was President and Chief Executive Officer of the SunRich Food Group, Inc., a wholly-owned subsidiary of the Company. Mr. Routh has been involved in the soy industry and soy industry organizations since 1984. He is also a Director of other private companies. In the past 5 years, Mr. Routh has not served on any other reporting issuers’ Board of Directors.

Katrina Houde was elected to the Board of Directors in December 2000 and also serves as a member of the Audit Committee. Ms. Houde has been an independent consultant since March 2000. From January 1999 to March 2000, Ms. Houde was President of Cuddy Food Products, a division of Cuddy International Corp., and was Chief Operating Officer of Cuddy International Corp. from January 1996 to January 1999. In the past 5 years, Ms. Houde has not served on any other reporting issuers’ Board of Directors.

Robert Fetherstonhaugh was elected to the Board of Directors in December 2001 and currently sits on the Corporate Governance and Compensation Committees. He was appointed lead director of the Board of Directors in June 2008. Mr. Fetherstonhaugh is a Chartered Accountant and is President of RBN Fether Capital Advisors. He was previously President of Claridge Inc. and prior to that Deputy Chairman of Trader Classified Media based in Europe. Mr. Fetherstonhaugh has a broad business background in North America and internationally. He is a member of the supervisory board of Trader Classified Media and serves as a director of other private companies. In the past 5 years, Mr. Fetherstonhaugh has not served on any other reporting issuers’ Board of Directors.

New Director Nominees standing for election:

Douglas Greene has over 25 years of experience in the natural and organic foods industry.  Mr. Greene founded New Hope Natural Media, a business to business media group in the natural foods industry, and ran this company for twenty years before selling it to Penton Media in 1999. From 1999 to 2005, Mr. Greene was a board member of Penton Media which was listed on the NYSE and NASDAQ, and served on its Executive, Compensation and Audit Committees.  From 1994 to 2005 Mr. Green was Chairman of Virtrina Group of Moscow, publishers and event producers for the grocery, restaurant and wine industries.  Mr. Greene is a Board member of Next Foods and has served on several non-profit Boards including World Business Academy, American Farm Foundation, Tarrytown Group (100 leading executives in America), United Nations Private Sector Advisors and Sir Lauren van der Post Foundation for Africa.

Victor Hepburn is a Chartered Accountant and attended the University of Glasgow. Mr. Hepburn is currently a Director of Opta Minerals Inc. (TSX:OPM) and Chairman of their Audit Committee.  Mr. Hepburn has been self-employed since 2000 as a consultant and is a director of Walker Industries Holdings Inc., an aggregate and waste management company. Mr. Hepburn was the President and CEO of Hanson Brick America in 1999 and 2000, an international building materials company that is one of the largest ready mix concrete and brick manufactures in North America. Prior to its acquisition by Hanson Brick America, from 1977 to 1999 Mr. Hepburn was employed in various capacities with Jannock Limited, a company listed on the TSX, including serving as President and Chief Executive Officer, Brick Operations from 1985 to 1999. Mr. Hepburn also served as the a Director of the Brick Association of America from 1985 until 2000 and as Vice-Chairman from 1998 until 2000.

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Directors not standing for re-election:

Mr. Steven Townsend, Mr. James Rifenbergh and Mr. Joe Riz will not be standing for re-election at this annual meeting.

Board Meetings and Committees

Independent Directors

Our Board of Directors has adopted a Corporate Governance Committee Charter, copy of which is available at our website at www.sunopta.com, Investor Relations, Corporate Governance.  Under the Company’s Corporate Governance Committee Charter, which adopts the current standards for “independence” in accordance with the Nasdaq listing standards and the Securities and Exchange Commission rules, a majority of the members of the Board of Directors must be independent as determined by the Board of Directors.  The Board of Directors has determined that Steven Townsend, James Rifenbergh, Katrina Houde, Robert Fetherstonhaugh, and Cyril Ing are independent and, accordingly, a majority of our Board of Directors is independent.  Additionally, all current members of our Audit Committee, Compensation Committee and Corporate Governance Committee are independent.  The Board of Directors has further determined that Messrs. Greene and Hepburn are independent.

The Company presently has three Committees (1) Audit Committee; (2) Corporate Governance Committee which also serves as the Nominating Committee and (3) Compensation Committee. The Board has appointed individuals from its members to serve on these Committees. The membership of these three Committees is composed entirely of independent directors. During 2007 four directors attended the Company’s annual meeting. During 2007, the Board of Directors held five regularly scheduled meetings and eight special telephonic meetings. All board members attended 75% of the meetings of the Board and Committees in which they served, with the exception of Mr. Stephen Bronfman who resigned from the Board on December 20, 2007. We encourage our directors to attend shareholder meetings.

Audit Committee

The following three independent directors were members of the Audit Committee during 2007: Steven Townsend (Chairman), Jim Rifenbergh and Katrina Houde. All three members are financially literate, and Steven Townsend is considered the Audit Committee financial expert. Mr. Rifenbergh and Mr. Townsend will not be standing for re-election. The Company has not made a final decision on Audit Committee membership but currently intends to replace directors not standing for re-election with Robert Fetherstonaugh and Victor Hepburn, both who are considered financially literate.

The Audit Committee’s duties and responsibilities are documented in a formal Audit Committee Charter a copy of which is available on our website at www.sunopta.com, Investor Relations, Corporate Governance. These duties include (a) providing oversight of the financial reporting process and management’s responsibility for the integrity, accuracy and objectivity of financial reports and related financial reporting practices; (b) recommending to the Board of Directors the appointment of the Company’s auditors; (c) providing oversight of the adequacy of the Company’s system of internal and related disclosure controls; and (d) providing oversight of management practices relating to ethical considerations and business conduct, including compliance with laws and regulations. The Audit Committee normally meets four times a year, once to review the Form 10-K and annual Audited Consolidated Financial Statements and before each quarter’s earnings are filed to review interim financial statements and Form 10-Q which is filed with the Securities and Exchange Commission in the U.S. and the Ontario Securities Commission in Canada. Other meetings may be held at the discretion of the Chair of the Audit Committee. During 2007, the Audit Committee met four times. The Audit Committee has free and unfettered access to PricewaterhouseCoopers LLP, the Company’s auditors and also meets and has direct access to the Company’s internal counsel and external legal advisors.

During 2007 the Audit Committee maintained a company wide whistle-blower policy related to reporting of concerns in accounting or internal controls. This policy gives all employees of the Company direct access to the Audit Committee for concerns dealing with accounting practices, internal controls or other matters affecting the Company’s well being.

Corporate Governance Committee

The following four independent Directors were members of the Corporate Governance Committee during 2007: James Rifenbergh (Chairman), Robert Fetherstonhaugh, Cyril Ing and Steven Townsend. Mr. Townsend and Mr. Rifenbergh will not be standing for re-election. The Company has not made a final decision on Corporate Governance Committee membership but currently intends to replace directors not standing for re-election with Douglas Greene.

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The Company and the Corporate Governance Committee have developed a set of formal Corporate Governance Policies that are monitored on an ongoing basis to ensure that the Company is in compliance with its Corporate Governance, a copy of which is available on our website at www.sunopta.com, Investor Relations, Corporate Governance. The Corporate Governance Committee’s duties and responsibilities are documented in this formal Corporate Governance Committee Charter,

The Corporate Governance Committee, in its capacity as the Nominating Committee, concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors. The Nominating Committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates. The Nominating Committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search companies. To be considered for membership on the Board, the Nominating Committee will consider certain necessary criteria that a candidate should meet, which would include the following: (a) be of proven integrity with a record of substantial achievement, (b) have demonstrated ability and sound judgment that usually will be based on broad experience but, particularly, industry experience; (c) be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, Board Committee meetings and annual stockholder meetings; (d) possess a judicious and critical temperament that will enable objective appraisal of management’s plans and programs; and (e) be committed to building sound, long-term Company growth. Evaluation of candidates occurs on the basis of materials submitted by or on behalf of the candidate. If a candidate continues to be of interest, additional information about her/him is obtained through inquiries to various sources and, if warranted, interviews.

A stockholder may recommend a person as a nominee for director by writing to the Secretary of the Company. Recommendations must be received by November 1, 2008 in order for a candidate to be considered for election at the 2009 Annual Meeting. Each notice of nomination should contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected.

The Governance Committee met formally three times during 2007. In addition, several telephonic meetings were held during the year for administrative matters connected to the responsibilities of this Committee.

On June 23, 2008, acting upon the recommendations of the Audit Committee and the Corporate Governance Committee, the Board of Directors of the Company adopted the following changes:

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Steven R. Bromley, President and Chief Executive Officer, will transition out of that role no later than the end of 2008. In addition, Mr. Bromley will not stand for re-election to the board of directors at the annual shareholder meeting in 2009.

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John Dietrich, Vice President and Chief Financial Officer, will transition out of that role no later than the end of 2008.

•

Joe Riz, a non-independent director, will not stand for re-election to the board of directors at the annual shareholder meeting in 2008.

Compensation Committee

The following independent Directors were members of the Compensation Committee: James Rifenbergh (Chairman), Robert Fetherstonhaugh, Cyril Ing and Steven Townsend. Mr. Townsend and Mr. Rifenbergh will not be standing for re-election. The Company has not made a final decision on the Compensation Committee membership but currently intends to replace directors not standing for re-election with Douglas Greene.

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The Company and the Compensation Committee have developed a set of formal Compensation and Benefits policies and practices that are monitored on an ongoing basis to ensure the Company is in compliance with its Corporate Governance Policies.

The Compensation Committee’s duties and responsibilities are documented in a formal Compensation Committee Charter, copy of which is available at our website at www.sunopta.com, Investor Relations, Corporate Governance.

The function of the Corporate Compensation Committee is to determine the compensation of the CEO as well as to review and approve the compensation recommended by the CEO for certain Officers of the Company and to review overall general compensation policies for all employees of the Company. In addition, this Committee oversees the Stock Option Plan, Employee Stock Purchase Plans and any other incentive plans of the Company.

The Compensation Committee met formally two times during 2007.

Code of Ethics

The Company has a Code of Ethics policy applicable to all employees, including the Company’s CEO, Chief Operating Officer, Chief Financial Officer and all other persons performing similar functions, and all directors and consultants. A copy of the Code of Ethics policy is available, without charge, at www.sunopta.com or upon written request to the Company at SunOpta Inc., 2838 Bovaird Drive West, Brampton, Ontario, Canada, L7A 0H2. Attention: Information Officer. Any amendments to, or waivers of, the Code of Ethics which specifically relate to any financial professional will be disclosed promptly following the date of such amendment or waiver at www.sunopta.com.

Executive Compensation

Overview and Philosophy

The Compensation Committee of the Board of Directors is responsible for making recommendations concerning salaries and incentive compensation for employees, including the Chief Executive Officer and other executive officers, and administering the Amended and Restated 2002 Stock Option Plan and the Employee Stock Purchase Plan. The Compensation Committee consists entirely of non-employee directors, within the meaning of Rule 16b-3 issued by the Securities and Exchange Commission, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. During 2007, the Compensation Committee consisted of James Rifenbergh (Chairman), Robert Fetherstonhaugh, Cyril Ing and Steven Townsend.

Executive Officers assess and recommend compensation levels based on third party data, changes in responsibility, internal equity and the individual’s overall contribution to the Company’s success. These recommendations are submitted to the Compensation Committee for decision and final approval.

This report addresses our compensation policies for the fiscal year ended December 31, 2007 as they affected the Chief Executive Officer and the other executive officers. The objectives of our executive compensation program are to:

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Attract and retain key executive officers critical to our long-term success;

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Align the executive officers’ interests with the interests of stockholders;

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Promote an ownership mentality among key leadership and the Board of Directors;

•

Enhance the overall performance of SunOpta; and

•

Recognize and reward individual performance and responsibility.

Compensation Program

Our executive compensation program generally consists of base salary, cash incentive compensation (“bonuses”) and long-term incentive compensation in the form of stock options and restricted stock grants. Executive officers also participate in benefit programs that are generally available to all our employees, including medical benefits, the Employee Stock Purchase Plan and the retirement savings plan (RRSP or 401K).

All compensation decisions are determined following a review of many factors that we believe are relevant, including third-party data, our achievements over the past year, the individual’s contributions to our success, any significant changes in role or responsibility, and the internal equity of compensation relationships.

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In general, we intend that the overall total compensation opportunities provided to the executive officers should reflect competitive compensation for executive officers with corresponding responsibilities in comparable firms providing similar products and services. To the extent determined to be appropriate, we also consider general economic conditions, our financial performance, including corporate Net Income, Return on Equity and Return on Net Assets, and individual merit in setting compensation policies for our executive officers.

We regularly assess, with the assistance of outside compensation consultants including OCG, Mercer and Towers Perrin, the competitiveness of our total compensation program, including base salaries, annual cash incentives and long-term stock-based incentives. Data for external comparisons are drawn from a number of sources, including the publicly available disclosures of selected comparable firms with similar products and national compensation surveys of companies of similar size or industry.

For the fiscal year ended December 31, 2007, we reviewed the appropriate mix between salary and other forms of compensation and set annual compensation guidelines for our executive officers.

Base Compensation

The Company determines base salary based on a combination of comparable market date, experience and job responsibilities and other relevant factors.

During 2007, the Company commissioned an independent consulting firm to review the compensation levels paid to executive officers. The consultant used the Mercer Executive Compensation Survey (non-durable manufacturing) as well as compensation data for Agricore United, CoolBrands, Humpty Dumpty and Maple Leaf Foods in establishing a comparative set. For fiscal 2007, compensation for executive officers was set within the range of this compensation review for executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses, based on the determination of management and approved by the Compensation Committee. Base compensation was also determined in light of a particular individual’s contribution as a whole, including the ability to motivate others, develop the necessary skills to grow, recognize and pursue new business opportunities and initiate programs to enhance the Company’s growth and improve shareholder value.

Steven Bromley was appointed President and Chief Executive Officer in February 2007. Mr. Bromley’s base compensation was set at CDN $400,000 and was subsequently adjusted to CDN $430,000 effective January 1, 2008. Mr. Bromley was awarded 10,000 common shares of restricted stock to be granted in equal installments over a four year period commencing at the time of his appointment to CEO and thereafter on each anniversary. Mr. Bromley has an employment agreement with the Company commencing February 1, 2007 until February 1, 2012. Mr. Bromley will transition out of that role no later than the end of 2008. In addition, Mr. Bromley will not stand for re-election to the board of directors at the annual shareholder meeting in 2009.

 Short Term Incentives

Short term incentives for executives and management are provided through annual bonus plans based on the performance of the business. The objectives of these plans are to align the behavior of executives and management with the overall strategy of the business and shareholder interests. The Company commissioned an independent consulting firm during 2007 to review the bonus levels of executives and management and the eligibility levels for management. Eligible participants could receive an annual bonus based on the actual performance of four criteria: consolidated net income; consolidated return on equity; consolidated return on net assets and Group operating income, all compared to pre-set targets.

Long-Term Incentives

Long-term incentives for executive officers and key employees are provided through individual stock ownership, the Employee Stock Purchase Plan and the Amended and Restated 2002 Stock Option Plan. The objectives of these plans are to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return, and to enable executive officers to develop and maintain a significant, long-term stock ownership position in our common stock. Stock options are usually granted annually to our executive officers and certain key employees. In selecting executive officers eligible to receive stock options and determining the amount and frequency of such grants, we evaluate a variety of factors, including the following: (i) the job level of the executive officer; (ii) stock option grants awarded by competitors to executive officers at a comparable job level; and (iii) past, current and prospective service rendered, or to be rendered, by the executive officer.

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Limitations on Deductions

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to our Chief Executive Officer and the four other most highly compensated executive officers to $1,000,000 per year, but contains an exception for certain performance-based compensation. For the fiscal year ended December 31, 2007, grants of stock options under the Amended and Restated 2002 Stock Option Plan satisfy the requirements for deductible compensation for employees residing in the U.S. While our general policy is to preserve the deductibility of most compensation paid to executive officers, we may authorize payments that may not be deductible if we believe they are in the best interests of SunOpta and its shareholders.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has served as one of our officers or employees at any time over the past year. None of our executive officers serve as a member of the Compensation Committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the Board of Directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in the Company’s annual report on Form 10-K, filed pursuant to Section 13 and Section 15(d) of the Exchange Act. Based on the reviews and discussions referred to above the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s annual report on Form 10-K.

Compensation Committee:
James Rifenbergh
Robert Fetherstonhaugh
Cyril Ing
Steven Townsend

Compensation of Executive Officers

The following tables set forth all remuneration paid by the Company and its subsidiaries during the last three years ended December 31, 2007, 2006, and 2005 to its CEO and top five Executive Officers/Divisional Presidents:

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SUMMARY COMPENSATION TABLE

Annual Compensation	Awards

Name and Principal Occupation	Year	Salary	Bonus	Other Annual Compensation (1)	Auto (2)	Option Awards (3)	Total Compensation
Jeremy N. Kendall (3)(4)(5) Chairman, former CEO	2007 2006 2005	$147,317 $433,651 $330,133	$97,694 - -	$32,108 $17,119 $12,968	$15,966 $14,911 $10,516	$67,300 - $89,609	$360,385 $465,681 $443,226
Steven R. Bromley (3)(4)(6) Director and President & CEO	2007 2006 2005	$367,904 $299,219 $268,233	$56,174 - -	$14,642 $9,647 $8,017	$14,913 $14,374 $13,450	$341,300 - $251,654	$794,933 $323,240 $541,354
John H. Dietrich (4) (6) Vice President & CFO	2007 2006 2005	$279,126 $201,152 $182,399	$31,262 - $9,079	$13,605 $11,233 $7,134	$22,454 $16,097 $15,426	$67,300 - $154,427	$413,747 $228,482 $368,465
Allan Routh Director and President, SunOpta Grains & Foods Group	2007 2006 2005	$229,221 $215,000 $200,000	- - -	$3,515 $4,300 $4,000	$3,535 $3,713 $3,713	$67,300 - $65,084	$303,571 $223,013 $272,797
Joe Riz, (4)(6) Director and Executive Vice President	2007	$308,618	-	$10,372	$16,471	$341,300	$676,761
Arthur J. McEvily Vice President, Technology and Innovation	2007 2006 2005	$262,709 $246,000 $240,875	- - -	$3,000 $3,000 $3,000	- - -	$67,300 - $65,084	$333,009 $249,000 $308,959

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(1)	Other Annual Compensation represents taxable benefits, life insurance, retirement savings contributions, and director fees.
(2)	Represents taxable automobile use or reimbursement of costs
(3)

Amounts calculated for the fair value of options utilize the provisions of Statement of Financial Accounts Standards (“SFAS”) No. 123R, “Share-based Payments. The full grant date fair value, computed in accordance with FAS 123R, of the awards granted to each officer during the fiscal year.

(4)	These officers are paid in Canadian dollars. The compensation has been converted to U.S. dollars using the average annual exchange rate applicable for each year.
(5)

Mr. Kendall retired as CEO effective February 1, 2007. This compensation reflects regular salary for January, amounts payable as Chairman and consulting fees thereafter, and director fees paid following his retirement as CEO.

(6)

Mr. Bromley will transition out of his role as President and CEO no later than the end of 2008 and will not stand for re-election to the board of directors at the annual shareholder meeting in 2009.

Mr. Dietrich will transition out of the role as Vice President and Chief Financial Officer no later than the end of 2008.

Mr. Riz resigned from his role as Executive Vice President effective May 31, 2008 and will not stand forre-election to the board of directors at the annual shareholder meeting in 2008.

GRANTS OF PLAN BASED AWARDS DURING 2007

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Exercise on Base price of Options Awards (US$/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Jeremy N. Kendall – Chairman, former CEO	8/8/2007	10,000	-	$12.31	$67,300
Steven R. Bromley – President & CEO	8/8/2007 2/1/2007	10,000 50,000	- - 2,500	$12.31 $10.86	$67,300 $274,000 $29,000
John H. Dietrich – Vice President & CFO	8/8/2007	10,000	-	$12.31	$67,300
Allan Routh – President, Grains & Foods Group	8/8/2007	10,000	-	$12.31	$67,300
Joe Riz – Director and Executive Vice President	8/8/2007 2/1/2007	10,000 50,000	- - 2,500	$12.31 $10.86	$67,300 $274,000 $28,000

(1)

Amounts calculated for the fair value of options utilize the provisions of Statement of Financial Accounts Standards (“SFAS”) No. 123R, “Share-based Payments.” The full grant date fair value, computed in accordance with FAS 123R, of the awards granted to each officer during the fiscal year.

(2)	The potential realizable value is calculated based upon the term stock award at its time of issue. It is calculated assuming that the stock price on the date of issue.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2007
	Option Awards				Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Stock That Have Not yet Vested (#)(1)
Jeremy N. Kendall – Chairman, former CEO	08/08/2005 08/06/2004 05/13/2004 08/08/2007	10,000 10,000 40,000	10,000	$5.71 $6.93 $7.69 $12.31	08/08/2010 08/06/2009 05/13/2009 08/08/2013	-	-
Steven R. Bromley – Director and President & CEO	09/29/2003 08/06/2004 01/21/2005 08/08/2005 12/08/2005 02/01/2007 08/08/2007	25,000 10,000 50,000 10,000 25,000 10,000 -	- - - - - 40,000 10,000	$5.50 $5.71 $6.54 $6.93 $9.11 $10.86 $12.31	09/29/2008 08/06/2009 01/21/2010 08/08/2010 12/08/2010 02/01/2012 08/08/2013	7,500	$100,125
John H. Dietrich – Vice President & CFO	12/08/2005 08/08/2005 01/21/2005 08/06/2004 09/29/2003 8/08/2007	25,000 10,000 20,000 10,000 15,000 -	10,000	$5.50 $5.71 $6.54 $6.93 $9.11 $12.31	12/08/2010 08/08/2010 01/21/2010 08/06/2009 09/29/2008 08/08/2012	-	-
Allan Routh – Director and President SunOpta Grains & Foods Group	12/10/2003 12/08/2005 08/08/2005 08/06/2004 12/10/2003 08/08/2007	10,000 15,000 10,000 10,000 10,000 -	- - - - - 10,000	$7.42 $5.50 $5.71 $6.93 $7.42 $12.31	12/10/2008 12/08/2010 08/08/2010 08/06/2009 12/10/2008 08/08/2012	-	-
Joseph Riz – (2) Director and Executive Vice President	12/10/2003 12/09/2004 12/08/2005 02/01/2007 08/08/2007	7,000 7,000 7,000 10,000 -	- - - 40,000 10,000	$5.50 $5.96 $7.41 $10.86 $12.31	12/10/2008 12/09/2009 12/08/2010 02/01/2012 08/08/2013	7,500	$100,125
Art McEvily – Vice President, Technology and Innovation	03/20/2003 12/08/2005 08/08/2005 08/06/2004 08/08/2007	11,000 9,000 10,000 10,000 -	- - - - 10,000	$3.72 $5.50 $5.71 $6.93 $12.31	03/20/2008 12/08/2010 08/08/2010 08/06/2009 08/08/2013	-	-

(1)

These amounts represent the closing price of the Company’s common shares on the last trading day of the year on the NASDAQ Global Select Market. On December 31, 2007, the closing price was U.S. $13.35.

(2)	Restricted stock that has not vested was forfeited due to Mr. Riz’s resignation from the Company.

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Aggregate Option Exercises during the year ended December 31, 2007 and Option Values at December 31, 2007

The following table details certain information concerning stock options held by the named executive officers during fiscal year ended December 31, 2007:

Name	Number of Shares acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Jeremy N. Kendall – Chairman, former CEO	8,000	$78,719
Steven R. Bromley – President & CEO	75,000	$711,621
John H. Dietrich – Vice President & CFO	15,000	$123,050
Allan Routh – Director and President SunOpta Grains & Foods Group	0	0
Joseph Riz – Executive Vice President	0	0
Art McEvily – Vice President, Technology and Innovation	0	0

(1)

Value Realized on Exercise is calculated as the difference between the total fair market value of the shares on the date of exercise (using the closing market price on the date preceding the exercise date), less the total option price paid for the shares.

Payments on Termination or Change in Control

In 2007, the Company entered into Employment Agreements with Mr. Bromley and Mr. Riz. These agreements provide for certain benefits upon an involuntary termination of employment, other than for cause, or after a “Triggering Event.” In 2007, the Company modified Mr. Dietrich’s employment conditions by providing certain benefits upon an involuntary termination of employment, other than for cause, or after a “Triggering Event.” A Triggering Event includes a merger of the Company with and into an unaffiliated corporation if the Company is not the surviving corporation or the sale of all or substantially all of the Company’s assets. The benefits to be received by the executive officers whose employment is terminated after a Triggering Event occurs include: receipt of a lump sum severance payment equal to two years for Mr. Bromley and eighteen months for Mr. Dietrich and Mr. Riz. Also, bonus based upon average bonus over the preceding two (2) years and participation in certain Company wide benefit plans, for the term of the severance period. This also includes immediate vesting of any outstanding stock options granted to such executive officer.

If an involuntary termination of employment, other than for cause, or a Triggering Event and termination of employment had occurred as of December 31, 2007, we estimate that the value of the benefits under the Employment Agreements and termination benefits would have been as follows:

Name	Lump Sum Severance Payment	Continuation of Insurance Benefit	Accelerated Vesting of Stock Options (1) and Stock Grants
Steven R. Bromley (2)	$968,000	$96,000	$1,018,000
Joseph Riz (3)	$598,500	$63,000	$235,025
John H. Dietrich (2)	$513,000	$54,000	$547,000

(1)

These amounts represent the difference between the exercise price of the stock options and the closing price of the Company’s common shares on the last trading day of the year on the NASDAQ Global Select Market. On December 31, 2007, the closing price was U.S. $13.35.

(2)

The employment of Messrs. Bromley and Dietrich will terminate on or before December 31, 2008.  Because the decision with respect to this termination was made in the second quarter of 2008, the Company has accrued the expected costs of such termination in its second quarter 2008 results.  The specific terms of each executive’s separation are being finalized, and will be disclosed once the final agreements have been completed.

(3)

Mr. Riz resigned from the Company effective May 31, 2008, he will be available to the Company and paid through December 31, 2008. He will receive no additional payment or benefits under his employment agreement.

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Director Compensation

In addition to annual grants of options, Directors who are not Company employees receive an annual retainer of CDN $10,000, a directors fee of CDN $1,500 for each Board meeting attended in person as well as CDN $750 for participating in committee meetings and telephone meetings for 2007. In addition, all Directors are reimbursed for travel and administrative expenses to attend meetings and manage their Board responsibilities. The Corporate Governance Chairman and the Compensation Committee Chairman receive U.S. $7,500 and the Audit Committee Chairman receives U.S. $20,000 for their additional responsibilities. The annual retainer has increased to CDN $25,000 for 2008.

On August 8, 2007, the Directors listed below received an annual grant of 10,000 stock options exercisable at a price of U.S. $12.31.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total (1) ($)
Jeremy N. Kendall	16,282	67,300	83,582
Kathy Houde	23,261	67,300	90,561
Stephen Bronfman	14,887	67,300	82,187
Rob Fetherstonhaugh	25,354	67,300	92,654
Steven Townsend	45,170	67,300	112,470
James Rifenbergh	33,900	67,300	101,200
Cyril Ing	26,982	67,300	94,282

(1)

Amounts calculated for the fair value of options utilize the provisions of Statement of Financial Accounts Standards (“SFAS”) No. 123R, “Share-based Payments. The full grant date fair value, computed in accordance with FAS 123R, of the awards granted to each officer during the fiscal year.

DIRECTORS’ AND OFFICERS LIABILITY INSURANCE

The Company’s comprehensive insurance policies include coverage, which indemnifies the directors and officers of the Company.  The approximate annual cost of this coverage is $165,000 and the policy contains a deductible of up to $100,000 except for security claims which has a deductible of up to $250,000.

The Company has also provided run-off insurance to the Board of Directors of Opta Food Ingredients Inc. (now SunOpta Ingredients, Inc.) for actions taken prior to the acquisition by the Company in 2002.  This insurance provides coverage for a period of six years from the date of the acquisition for any undisclosed claims that may still arise during the former Boards tenure.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

The President of the SunOpta Grains and Foods Group purchased $99 (2006 - $126; 2005 - $69) of agronomy products from the group during 2007 and had a balance payable to the Company as at December 31, 2007 of $85 (2006 - $nil). In addition, the President of the SunOpta Grains and Foods Group sold through a family farming business $341 (2006 - $282; 2005 - $178) of soybeans and corn to the SunOpta Grains and Foods Group at market rates.

On February 1, 2007, the Chief Executive Officer ("former CEO") of the Company stepped down and remained Chairman of the Board at a reduced level of compensation subject to a contract expiring on February 26, 2020. The contract provides for consulting fees of $100 per year plus a bonus, (amended to $200 until March 31, 2009) declining to $50 per year, to be paid on a sliding scale over time until February 26, 2020. Subsequent to the year 2012, the former CEO is no longer required to provide services to the Company although payments will continue. In the event that the former CEO passes away before February 26, 2020, any remaining amount payable under the contract will be paid to his surviving spouse until February 26, 2020. Included in long-term liabilities is $250 related to this agreement.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee discussed with the independent auditors, PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of the Company’s financial reporting, internal control and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications With Audit Committees, No. 89, “Audit Adjustments” and No. 90 “Audit Committee Communications.”

The Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including matters in the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1, Independence Discussions With Audit Committees. The Committee also has considered whether the provision by the auditors of non-audit professional services is compatible with maintaining the auditors’ independence.

The Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting, and the Audit Committee has reviewed and discussed the audited financial statements with management.

In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

This report has been submitted by Steven Townsend, James Rifenbergh and Katrina Houde, all members of the Audit Committee.

The information contained in this Audit Committee report to the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

PROPOSAL TWO – RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR

The Board of Directors has reappointed PricewaterhouseCoopers LLP (“PwC”) as independent auditors for the year 2008.  The shareholders are being asked to ratify the appointment of PwC for the year 2008.

This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted for or against this proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

The Board of Directors recommend that the shareholders vote for the appointment of PwC, Chartered Accountants, who have been the Company’s auditors since 1975.  In the event that the Shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection.

A representative of PwC will attend the Annual Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from shareholders in attendance. During the Company’s fiscal year ended December 31, 2007, the Company was billed the following aggregate fees by PwC.

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Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees paid or payable relating to the audit of 2007 and 2006 consolidated financial statements and the fees billed for other services including:

Fee Category	Fiscal 2007	Fiscal 2006

Audit Fees	$3,874,000	$1,073,000
Audit-Related Fees	$471,000	70,000
Tax Fees	$371,000	$395,000
Other Fees	$150,000	$140,000

Total Fees	$4,866,000	$1,678,000

Total Fees

Fees Paid to PricewaterhouseCoopers (“PwC”)

The following fees were billed to the Company by PwC or accrued by the Company for services rendered during the fiscal years ended December 31, 2007 and December 31, 2006:

Audit Fees: These amounts relate to the annual audit of the Company’s consolidated financial statements included in the Company’s Annual Reports on Form 10-K, annual audits of the effectiveness of the Company’s internal control over financial reporting, reviews of interim financial statements included in the Company’s Quarterly Reports on Form 10-Q, and restated Quarterly Reports on Form 10-QA, services normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or its engagement for the indicated fiscal year, statutory audits of certain Company’s subsidiaries, and services relating to filings under the Exchange Act. The amounts noted above included out-of-pocket expenses.

Audit-Related Fees: These amounts relate to assistance on acquisitions or divestitures and other audit-related projects.

Tax Fees: These amounts relate to professional services for tax compliance, tax advice and tax planning.

All Other Fees: These amounts relate to all products and services provided to the Company by PwC other than services disclosed in the categories above. These fees include work completed on the equity offering completed by the Company in the first quarter of 2007 and the preferred share offering completed by SunOpta BioProcess in the second quarter of 2007.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services that may be provided by the Company’s independent registered public accounting firm. The Committee’s policy is to pre-approve all audit and permissible non-audit services provided by PwC prior to the engagement with the exception that management is authorized to engage PwC in respect of services to the extent that (a) each individual engagement is not more than $25,000, and (b) the aggregate for all engagements does not exceed $75,000. These services are to be approved at the next scheduled audit committee meeting. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated to its Chair authority to pre-approve proposed audit and non-audit services that arise between Audit Committee meetings, provided that the decision to approve the service is presented at the next scheduled Audit Committee meeting. All audit and non-audit services performed by PwC during the fiscal year ended December 31, 2007 were approved in accordance with this policy. These services have included audit services, audit-related services, tax services and all other fees as described above.

Financial Information Systems Design and Implementation Fees

No fees were billed by PwC to the Company for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X (financial information systems design and implementation services).

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SHAREHOLDERS’ PROPOSALS

All proposals of Shareholders intended to be presented at the Company's Annual Meeting of Shareholders in 2009, must be received at the Company's Executive Office no later than November 1, 2008 for inclusion in the   Proxy Statement related to that meeting.  The Company's next Annual Meeting of Shareholders is planned for June 2009.

OTHER MATTERS

NASDAQ corporate governance rules state that the required quorum for the Annual Meeting of Shareholders cannot be represented by less than 33 1/3% of the outstanding common shares as at August 15, 2008.  Therefore shareholders of at least 21,410,974 common shares must participate directly or be present by proxy to validate the quorum requirements.

The Company encourages all of its shareholders to participate in the Annual Meeting.

The Management of the Company does not know of any matters other than those stated in this Information Circular, which are to be presented for action at the meeting.  If any other matters should properly come before the meeting, proxies will be voted on the other matters in accordance with the best judgement of the persons voting the proxies.

The Directors of the Company have approved the contents and the sending of this Information Circular.

Dated this 22nd day of August, 2008.

By Order of the Board of Directors

/s/ Steven Bromley

Steven Bromley

President and Chief Executive Officer

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FORM 10-K

The Company will provide without charge to beneficial owners of common shares of the Company, upon written request, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2007 including financial statements and schedules thereto, as filed with the Securities and Exchange Commission, Washington, D.C. and the Ontario Securities Commission, Toronto, Ontario. Written requests should be directed to Susan Wiekenkamp, Information Officer of the Company, 2838 Bovaird Drive West, Brampton, Ontario, Canada, L7A 0H2, or by fax at (905) 455-2529 or by e-mail at susan.wiekenkamp@sunopta.com.

Shareholders should note that the Form 10-K, as well as Form 10-Q and press releases can be directly downloaded from www.sedar.com, www.sec.gov or from the Company’s web site at www.sunopta.com,

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